ETERNAL ENERGY CORP. ENTERS LETTER OF INTENT TO MERGE WITH AMERICAN EAGLE ENERGY INC.

Littleton, Colorado; February 23, 2011 – Eternal Energy Corp. (OTCBB:EERG; “Eternal” or the “Company”) is pleased to announce today that it has executed a non-binding letter of intent with American Eagle Energy Inc. to merge with it.  Pursuant to the terms of the letter of intent, Eternal will form a wholly-owned subsidiary into which American Eagle Energy will merge.  Eternal will be the surviving entity of the possible merger.  Eternal currently anticipates that it will seek to enter into a definitive agreement shortly after each party files its Annual Report on Form 10-K for its most recent fiscal year.

Eternal currently expects that, immediately following the closing of the possible merger, the resulting company, through a reverse split, will reduce the number of outstanding shares of common stock that would result from the merger transaction.  In addition, Eternal anticipates that the resulting company will file an application to list its common stock on a senior exchange.

“Eternal Energy is excited about the opportunity to merge its low-risk Bakken and Three Forks prospects in North Dakota (the Spyglass prospect) and in Saskatchewan (the Hardy project) with the significant acreage positions that American Eagle Energy has acquired in the Alberta Bakken play and its other prospect inventory,” stated Brad Colby, the Company’s Chief Executive Officer and President.  “Combining these assets and the management teams of both companies should increase stockholder value and provide a whole that is greater than the sum of its parts.”

The closing of the possible merger is subject to, among other items, (i) the successful completion of standard due diligence by the parties, (ii) the negotiation, execution, and delivery of a definitive merger agreement, (iii) Eternal obtaining an acceptable opinion of an investment banking firm to the effect that the possible merger is fair to it and to its stockholders, (iv) the registration of the common stock currently contemplated to be issued to the stockholders of American Eagle, and (v) the approval of the transaction by the boards of directors of both companies and by the stockholders of American Eagle.  The ratio of stockholdings between the companies at the closing of the possible merger, exclusive of any presently outstanding options, is currently anticipated to be 80% to the legacy stockholders of American Eagle and 20% to the legacy stockholders of Eternal.

On January 25, 2011, and in connection with the possible merger, Eternal formed a special committee of its board of directors to (i) review and evaluate the terms and conditions, and determine the advisability of the possible merger with American Eagle, (ii) negotiate the terms and conditions of the possible merger and, if appropriate, approve the definitive merger agreement, and (iii) determine whether the possible merger is fair to, and in the best interests of, Eternal and its stockholders.  The Company has interviewed several investment banking firms in connection with obtaining a fairness opinion and expects that it will select a suitable investment bank in the near term.

About Eternal Energy Corp.:

Eternal Energy Corp. is an oil and gas company engaged in the exploration of petroleum and natural gas.  The company was incorporated in Nevada on July 25, 2003 to engage in the acquisition, exploration, and development of natural resource properties.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements.  Certain information included in this press release contains statements that are forward-looking, such as statements relating to the future anticipated direction of the Company, plans for future expansion, various business development activities, planned capital expenditures, future funding sources, anticipated sales growth, potential contracts, and/or aspects of litigation.  Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future, and, accordingly, such results may differ from those expressed in any forward-looking statements made by, or on behalf of, Eternal Energy Corp.  These risks and uncertainties include, but are not limited to, those relating to development and expansion activities, dependence on existing management, financing activities, and domestic and global economic conditions.  Persons are encouraged to read our Annual Report on Form 10-K for the year ended December 31, 2010 and our other documents subsequently filed with the Securities and Exchange Commission for meaningful cautionary language in respect of forward-looking statements in this press release.  Interested persons are able to obtain free copies of filings containing information about the Company at the SEC’s internet site (http://www.sec.gov).  The Company assumes no obligation to update any of these forward-looking statements.

CONTACT:	Brad Colby
President & CEO
Eternal Energy Corp.
303-798-5235